Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the (i) Registration Statement (Form S-8 No. 333-47539) and related Prospectus pertaining to the CompX International Inc. 1997 Long-Term Incentive Plan and (ii) Registration Statement (Form S-8 No. 333-56163) and related Prospectus pertaining to the CompX Contributory Retirement Plan of CompX International Inc. of our report dated February 23, 2004 relating to the financial statements which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 23, 2004 relating to the financial statement schedule, which appears in this Form 10-K.




PricewaterhouseCoopers LLP


Dallas, Texas
March 3, 2004